As filed with the Securities and Exchange Commission on May 7, 1999

                                                            File No. 000-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------
                          HOMESEEKERS.COM, INCORPORATED
               (Exact name of issuer as specified in its charter)

                   Nevada                               87-0397464
       (State or other jurisdiction                  (I.R.S. Employer
    of incorporation or organization)               Identification No.)

      2241 Park Place, Suite E
               Minden, NV                                 89423
(Address of principal executive offices)                (Zip Code)

                                 ---------------
                          HOMESEEKERS.COM, INCORPORATED
                   AMENDED AND RESTATED 1996 STOCK OPTION PLAN
                            (Full title of the plan)
                                 ---------------

                      Greg Johnson, Chief Executive Officer
                                 2241 Park Place
                                     Suite E
                                Minden, NV 89423
                                  (775)782-2977
                     (Name and address of agent for service)

                                    Copy to:

                           Steven I. Weinberger, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200


                         CALCULATION OF REGISTRATION FEE

                                                           Proposed                  Proposed
                                                           Maximum                   Maximum
                                                           Offering                  Aggregate         Amount of
Title of Securities           Amount to be                 Price per                 Offering          Registration
 to be Registered             Registered                   Share                     Price             Fee
 ----------------             ----------                   -----                     -----             ---
Common Stock
($.001 par value)              2,061,626                     $9.00 (1)             $18,554,634 (1)     $5,158.19 (1)

Common Stock
($.001 par value)              2,638,124                     $1.47 (2)               3,878,042 (2)      1,078.10 (2)

Common Stock
($.001 par value)                  5,000                     $1.93 (2)                   9,650 (2)          2.68 (2)

Common Stock
($.001 par value)                 97,000                     $2.00 (2)                 194,000 (2)         53.93 (2)

Common Stock
($.001 par value)                530,000                     $2.38 (2)               1,261,400 (2)        350.67 (2)

Common Stock
($.001 par value)                 62,500                     $2.62 (2)                 163,750 (2)         45.52 (2)

Common Stock
($.001 par value)                  5,000                     $4.64 (2)                  23,200 (2)          6.45 (2)

Common Stock
($.001 par value)                 10,000                     $5.00 (2)                  50,000 (2)         13.90 (2)

Common Stock
($.001 par value)                  5,000                     $5.06 (2)                  25,300 (2)          7.03 (2)

Common Stock
($.001 par value)                 10,000                     $5.12 (2)                  51,200 (2)         14.23 (2)

Common Stock
($.001 par value)                  5,000                     $5.25 (2)                  26,250 (2)          7.30 (2)

Common Stock
($.001 par value)                 15,000                     $5.50 (2)                  82,500 (2)         22.94 (2)

Common Stock
($.001 par value)                    750                     $5.75 (2)                   4,313 (2)          1.20 (2)

                                       ii




Common Stock
($.001 par value)                 50,000                     $6.03 (2)                 301,500 (2)         83.82 (2)

Common Stock
($.001 par value)                  5,000                     $6.06 (2)                  30,300 (2)          8.42 (2)
                               ---------                                         -------------       -----------

TOTAL                          5,500,000                                           $24,656,039         $6,854.38
                               =========                                         =============       ===========


(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the bid and ask price ($9.00) for the Common Stock, $.001 par value per share (the "Common Stock"), on May 6, 1999.

(2) Calculated pursuant to Rule 457(h)(1) based on the price at which the options are exercisable.


                          HOMESEEKERS.COM, INCORPORATED
         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

                  Form S-8 Item Number
                      and Caption                             Caption in Prospectus
                      -----------                             ---------------------
 1.      Forepart of Registration State-                      Facing Page of Registration
         ment and Outside Front Cover                         Statement and Cover Page of
         Page of Prospectus                                   Prospectus

 2.      Inside Front and Outside Back                        Inside Cover Page of Prospectus
         Cover Pages of Prospectus                            and Outside Cover Page of
                                                              Prospectus

 3.      Summary Information, Risk Fac-                       Not Applicable
         tors and Ratio of Earnings to
         Fixed Charges

 4.      Use of Proceeds                                      Not Applicable

 5.      Determination of Offering Price                      Not Applicable

 6.      Dilution                                             Not Applicable

 7.      Selling Security Holders                             Not Applicable

 8.      Plan of Distribution                                 Cover Page of Prospectus and Sales by
                                                              Selling Security Holders

 9.      Description of Securities to be                      Description of Securities;
         Registered                                           HomeSeekers.com, Incorporated Amended
                                                              and Restated 1996 Stock Option Plan

10.      Interests of Named Experts and                       Legal Matters
         Counsel

11.      Material Changes                                     Not Applicable

12.      Incorporation of Certain Infor-                      Incorporation of Certain
         mation by Reference                                  Documents by Reference

13.      Disclosure of Commission Posi-                       Indemnification
         tion on Indemnification for
         Securities Act Liabilities

PROSPECTUS
                          HOMESEEKERS.COM, INCORPORATED

                        5,500,000 Shares of Common Stock

                                ($.001 par value)

                             Issued Pursuant to the
    HomeSeekers.com, Incorporated Amended and Restated 1996 Stock Option Plan


         This Prospectus forms a part of a Registration Statement which registers an aggregate of 5,500,000 shares of Common Stock, $.001 par value (such shares being collectively referred to as the "Shares") of HomeSeekers.com, Incorporated (the "Company"). The Shares may be issued, as set forth herein, to officers, directors, key employees and consultants of the Company pursuant to the exercise of non-qualified or incentive stock options ("Options") to purchase shares of Common Stock under and in accordance with the Company's Amended and Restated 1996 Stock Option Plan (the "Plan"). All of the Shares have been, or will be, granted or issued to such officers, directors, key employees and consultants pursuant to individual written option agreements. Individuals or entities that are issued Shares may sometimes hereafter be collectively referred to as the "Selling Security Holders." The Selling Security Holders may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. The Company will not receive any proceeds from such sales except upon exercise of the Options.

         No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable upon exercise of the Options shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                ----------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

         This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

                  The date of this Prospectus is May __, 1999.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is traded on the NASD Over the Counter Bulletin Board under the symbol "HMSK".

         The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Shares. This Prospectus, which comprises Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the Shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge or at the Commission's website at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

                  (a) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998.

                  (b) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.

                  (c) Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

                  (d) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

         All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, HomeSeekers.com, Incorporated, 2241 Park Place, Suite E, Minden, Nevada 89423.

                                   THE COMPANY


         This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. You are urged to read this Prospectus carefully and in its entirety.

         HomeSeekers.com, Incorporated (the "Company", "we" or "us") is a leading provider of online consumer real estate information on the Internet through our Web site at www.homeseekers.com. Our Web site currently contains approximately 681,000 residential home listings in 28 states, most of which serve the Florida, California, Illinois and the District of Columbia markets. We obtain listings from the 36 multiple listing services ("MLS") currently under contract with us, and from realty firms. Our Web site also enables users to obtain information on services of interest to residential home owners, such as mortgage companies, title insurers and providers of services such as carpeting, painting, landscaping, drapes, appliances, furniture and other related products and services. We also market products designed to enhance the productivity of real estate agents, enabling them to more efficiently operate their businesses.

         Our Web site allows prospective home buyers to log on from their computers and view data from participating MLSs and realty firms. While viewing listings on our Web site, the prospective buyer can prompt our search engine to search our database, find and display all listed homes that satisfy the criteria designated by the Buyer. The Buyer may specify criteria including, price, location, number of rooms and bathrooms, pool, garage, view, fireplace or street location. The listing detail page for a given home typically provides a full color photograph of the home, a detailed description of the home and property, as well as the name of the listing realty firm and agent. If a home was listed by a real estate agent participating in the Company's Web page program, the listing will provide a direct link to the agent's home page and E-mail address. We market our Internet search products under the product names HomeSeekersTM and HomeSeekers/CityNetTM.

         Through banners on our Web pages, home buyers can also access helpful related information and services such as information on mortgage interest rates and mortgage providers, and may pre-qualify for a mortgage and then apply for a mortgage. The buyer may also apply for title insurance, and view advertising for building supplies, contractors, moving and storage and other home-related goods and services. In addition, a prospective home buyer can obtain location maps and information on schools, and, for a fee, information on comparable home sales. We believe that we offer a wider suite of listing services and products for consumers and realtors than any other real estate-related Internet site.

         Our Web site has generated a rapidly increasing traffic of people seeking homes. The number of homes viewed per month has increased from 800,000 in January 1996 to over 15 million in January 1999. Presently, over 600,000 separate users access our Web site per month, staying an average of approximately 36 minutes and viewing an average of more than 22 homes per visit.

         We generate revenues from several sources: (1) the sale of Web pages to real estate agents; (2) referral and processing fees from mortgage companies;
(3) advertising fees; and (4) the marketing of goods and services derived from strategic alliance partners.

         In addition to revenues from the sale of Web pages to real estate agents, another important source of revenues is advertising and referral fees from mortgage and title insurance companies. Approximately 40 currently participating mortgage companies are provided rotating banners on our Web pages that provide linkage to the mortgage companies' Web sites. We also expect to generate revenues through advertising from merchants who offer goods or services that benefit from a change in home ownership. These merchants include providers of carpeting, painting, landscaping, drapes, appliances, furniture and other related products and services.

         Our principal productivity tool designed to enhance the productivity of real estate agents is a software package known as Realty 2000R, which was originally introduced in 1988. Realty 2000R Net '98 ("Net '98") is a significantly upgraded version of Realty 2000R. Net '98 incorporates a client contact scheduling program, sales flyer producer, financial calculator, word processor, a digital camera interface and a comparative market analysis program in those markets where the Company has contracted for real estate listing data. Our other productivity tools include H.S. PassportTM, a proprietary E-Mail system for real estate agents, and MLS2KTM, an Internet-based multiple listing system for real estate agents.

         During early 1999, we completed a private placement of 4,062,004 shares of our Common Stock (including 62,016 shares issued in partial payment of placement agent commissions), for which we received net proceeds of approximately $10.6 million.

         Our fiscal year end is June 30. Our executive offices are located at 2241 Park Place, Suite E, Minden, Nevada 89423, and our telephone number is
(775) 782-2977.


               HOMESEEKERS.COM, INCORPORATED AMENDED AND RESTATED
                             1996 STOCK OPTION PLAN

Introduction

         The following descriptions summarize certain provisions of the Company's Amended and Restated 1996 Stock Option Plan (the "Plan") and the form of agreements to be entered into by recipients of options thereunder. Such summaries do not purport to be complete and are qualified by reference to the full text of the Plan and form of agreement. A copy of the Plan has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Each person receiving an option under the Plan should read the Plan and related option agreement in its entirety.

         On October 9, 1996, the Board of Directors ratified the Plan, and on December 21, 1996, the stockholders approved the Plan. On December 18, 1997, at the annual meeting of the Company stockholders, a majority of the Company's stockholders and members of the Board of Directors amended the Plan to increase the number of options available under the Plan ("Plan Options") to 5,500,000. As of May 7, 1999, Plan Options to purchase 3,438,374 Shares had been granted and may be exercised.

         The purpose of the Plan is to encourage stock ownership by officers, directors, key employees and consultants of the Company, and to give such persons a greater personal interest in the success of the Company's business and an added incentive to continue to advance and contribute to the Company. The Board of Directors of the Company, or a committee designated thereunder, which currently oversees compensation matters, will administer the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         Plan Options may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. As discussed hereafter, any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the outstanding Common Stock of the Company must not be less than 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of Directors or the Committee, provided that no Plan Option may be exercisable more than ten (10) years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Common Stock, no more than five (5) years after the date of the grant.

Eligibility

         Officers, directors, key employees and consultants of the Company and its subsidiaries are eligible to receive Non-Qualified Options under the Plan. Only employees of the Company or any of its subsidiaries are eligible to receive Incentive Options.

Administration

         The Plan will be administered by the Company's Board of Directors or an underlying committee (the "Committee"). The Board of Directors or the Committee determines from time to time those officers, directors, key employees and consultants of the Company or any of its subsidiaries to whom Plan Options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such Plan Options shall be granted, the type of Plan Options to be granted, the dates such Plan Options become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Committee.

Shares Subject to Awards

         The Company has reserved 5,500,000 of its authorized but unissued shares of Common Stock or shares maintained in the treasury of the Company for issuance under the Plan (the "Shares"), and a maximum of 5,500,000 Shares may be issued thereunder unless the Plan is subsequently amended (subject to adjustment in the event of certain changes in the Company's capitalization), without further action by the Company's Board of Directors and shareholders, as required. Except for such limitation on the aggregate number of Shares issuable under the Plan, there is no maximum or minimum number of Shares as to which a Plan Option may be granted to any person. Shares used for Plan Options may be authorized and unissued shares or shares reacquired by the Company, including shares purchased in the open market. Shares covered by Plan Options which terminate unexercised will again become available for grant as additional Plan Options, without decreasing the maximum number of shares issuable under the Plan, although such shares may also be used by the Company for other purposes.

         The Plan provides that, if the Company's outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the Plan or subject to unexercised Plan Options and in the purchase price per share under such Plan Options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding Plan Options. In the event of the proposed dissolution or liquidation of the Company, a proposed sale of all or substantially all of the assets of the Company, a merger or tender offer for the Company's shares of Common Stock, the Board of Directors may declare that each Option granted under this Plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than thirty
(30) days written notice of the date so fixed shall be given to each Eligible Person holding an Option, and each such Eligible Person shall have the right, during the period of thirty (30) days preceding such termination, to exercise his Option as to all or any part of the Shares, including Shares as to which such Option would not otherwise be exercisable.

Terms of Exercise

         The Plan provides that the Plan Options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified in the agreement representing the Plan Options or by the Committee or by the Board of Directors.

         The Plan provides that, with respect to Incentive Stock Options, the aggregate fair market value (determined as of the time the option is granted) of the shares of Common Stock, with respect to which Incentive Stock Options are first exercisable by any option holder during any calendar year (including all incentive stock option plans of the Company, any parent or any subsidiaries which are qualified under Section 422 of the Internal Revenue Code of 1986) shall not exceed $100,000.

Exercise Price

         The purchase price for shares subject to Incentive Stock Options must be at least 100% of the fair market value of the Company's Common Stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an Incentive Stock Option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986) at the time the Incentive Stock Option is granted, shares possessing more than 10% of the total combined voting power of all classes of the outstanding shares of the Company, any parent or any subsidiaries. The Plan provides that fair market value shall be determined by the Board or the Committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to the Company in monetary terms.

         The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee but shall not be less than 75% of the fair market value (but in no event less than the par value) of one share of the Company's Common Stock on the date the Option is granted.

         The per Share purchase price of Shares issuable upon exercise of a Plan Option may be adjusted in the event of certain changes in the Company's capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

Manner of Exercise

         Plan Options are exercisable by delivery of written notice to the Company stating the number of Shares with respect to which the Plan Option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the Shares issued through exercise of the related Options, shares of Common Stock or in such other form or combination of forms which shall be acceptable to the Board of Directors or the Committee, provided that any loan or guarantee by the Company of the purchase price may only be made upon resolution of the Board or Committee that such loan or guarantee is reasonably expected to benefit the Company.

Option Period

         All Incentive Stock Options shall expire on or before the tenth (10th) anniversary of the date the option is granted except as limited above. Non-Qualified Options shall expire ten (10) years and one (1) day from the date of grant unless otherwise provided under the terms of the option grant.

Termination

         All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee shall die (i) while an employee of the Corporation or a subsidiary or (ii) within three months after termination of his employment with the Corporation or a subsidiary because of his disability, or retirement or otherwise, his or her Options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of his death or such termination of employment, by the person or persons to whom the optionee's right under the Option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

         In the event of termination of employment because of his death while an employee or because of disability, his Options may be exercised not later than the expiration date specified in the Option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the Option or one year after the optionee's death, whichever date is earlier.

         If an optionee's employment by the Corporation or a subsidiary shall terminate because of his disability and such optionee has not died within the following three months, he may exercise his Options, to the extent that he shall have been entitled to do so at the date of the termination of his employment, at any time, or from time to time, but not later than the expiration date specified in the Option or one year after termination of employment, whichever date is earlier.

         If an optionee's employment shall terminate for any reason other than death or disability, optionee may exercise the Options to the same extent that the Options were exercisable on the date of termination, for up to three (3) months following such termination, or on or before the expiration date of the Options, whichever occurs first. In the event that the optionee was not entitled to exercise the Options at the date of termination or if the optionee does not exercise such Options (which he or she was entitled to exercise) within the time specified herein, the Options shall terminate.

         If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise his Option shall terminate not later than ninety (90) days following the date of such termination of employment.

Modification and Termination of Plans

         The Board of Directors or Committee may amend, suspend or terminate the Plan at any time. However, no such action may prejudice the rights of any optionee who has prior thereto been granted options under this Plan. Further, no amendment to this Plan which has the effect of (a) increasing the aggregate number of Shares subject to this Plan (except for adjustments due to changes in the Company's capitalization), or (b) changing the definition of "Eligible Person" under this Plan, may be effective unless and until approved by the Shareholders of the Company in the same manner as approval of this Plan is required. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on October 9, 2006.

Federal Income Tax Effects

         The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect on December 31, 1998. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         An employee granted an Incentive Stock Option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of Common Stock received upon exercise of the Incentive Stock Option over the Option exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an Incentive Stock Option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the Incentive Stock Option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the Incentive Stock Option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an Incentive Stock Option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the Incentive Stock Option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of

1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the Incentive Stock Option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the Incentive Stock Option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). The Company and its subsidiaries are not entitled to a tax deduction upon either exercise of an Incentive Stock Option or disposition of stock acquired pursuant to such an exercise, except to the extent that the Option holder recognized ordinary income in a Disqualifying Disposition.

         If the holder of an Incentive Stock Option pays the exercise price, in full or in part, with shares of previously acquired Common Stock, the exchange should not affect the Incentive Stock Option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the Incentive Stock Option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the Common Stock is issued to the employee upon exercise of the Incentive Stock Option. If an exercise is effected using shares previously acquired through the exercise of an Incentive Stock Option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         In respect to the holder of Non-Qualified Options, the option holder does not recognize taxable income on the date of the grant of the Non-Qualified Option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. However, if the holder of Non-Qualified Options is subject to the restrictions on resale of Common Stock under Section 16 of the Securities Exchange Act of 1944, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by the Company in the year that income is recognized.

Restrictions Under Securities Laws

         The sale of the Shares must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater shareholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or other applicable exemption. Officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of
Section 16(b) of the Securities Exchange Act of 1934.

                            DESCRIPTION OF SECURITIES

         The Company is authorized to issue (i) 50,000,000 shares of Common Stock, $.001 par value per share, (ii) 5,000,000 shares of Class A Preferred Stock, $.001 par value per share, (iii) 200,000 shares of Class B Preferred Stock, $.001 par value per share, and (iv) 400,000 shares of Class C Preferred Stock, $.001 par value per share. As of May 7, 1999, there were issued and outstanding, 13,897,062 shares of Common Stock and no shares of Class A, Class B or Class C Preferred Stock.

Common Stock

         Subject to the dividend rights of the holders of Preferred Stock, holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of Preferred Stock that may be outstanding, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Stock.

         Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any Directors. The By-Laws of the Company require that only a majority of the issued and outstanding shares of the Company need be represented to constitute a quorum and to transact business at a stockholders' meeting. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company.

Class A Preferred Stock

         In December 1994, the Board of Directors of the Company issued an initial series of Class A Preferred Stock, which was denominated as "Class A, Series A Preferred Stock" (the "Series A Preferred Stock"). The shares of Series A Preferred Stock have been assigned a value of $2.00 per share and yield cumulative dividends of 15% per year, payable in cash or, at the discretion of the Board of Directors, in Common Stock of the Company. The shares of Series A Preferred Stock are redeemable at the Company's option at $2.00 per share, plus all accrued dividends. Each share of Series A Preferred Stock is also convertible into two shares of Common Stock, at the Preferred stockholder's option. Dividends are payable at the time of conversion, but do not bear interest. The holder of each share of Series A Preferred Stock is entitled to five (5) votes per share. The Series A Preferred Stock has a liquidation preference of $2.00 per share. All previously outstanding shares of Series A Preferred Stock were converted into shares of Common Stock in or prior to March 1999.

Class B Preferred Stock

         The Board of Directors has authorized the issuance of up to 200,000 shares of Class B Preferred Stock, $10.00 par value, which is denominated as Class B Convertible Preferred Stock (the "Class B Preferred Stock"). Shares of Class B Preferred Stock are entitled to dividends at the rate of 9% per annum, based upon a value of $10.00 per share, and such dividends are payable before the payment of dividends to the holders of common stock and Class A, Series A Preferred Stock. Dividends on the Class B Preferred Stock are payable in cash or in shares of the Company's common stock, as may be determined by the Company. The Class B Preferred Stock is entitled to a $10.00 per share preference over Common Stockholders in the event of liquidation, dissolution or winding up of the Company's affairs; however, the Class A, Series A Preferred Stock shall be senior to the Class B Preferred Stock with respect to the liquidation preference. The Company has the right to redeem the Class B Preferred Stock at a redemption price of $10.00 per share, plus accrued dividends. Commencing six months following issuance, each share of Class B Preferred Stock is convertible at the option of the Company, into five shares of Common Stock, provided that there is a trading market in the Class B Preferred Stock, and the closing price of the Class B Preferred Stock is at least $3.00 per share for at least 10 consecutive trading days, with an aggregate volume of not less than 20,000 shares. Holders of Class B Preferred Stock have no voting rights by reason of their ownership of Class B Preferred Stock (other than as may be conferred by applicable law).

Class C Preferred Stock

         The Board of Directors has authorized the creation of a class of Preferred Stock, $0.001 par value per share, $10.00 stated value per share, denominated as Class C $10 6% Cumulative Preferred Stock ("Class C Preferred Stock"). The Class C Preferred Stock consists of 400,000 shares. Dividends on the Class C Preferred Stock are payable, in arrears, at the rate of 6% per annum. Holders of Class C Preferred Stock are not entitled to voting rights. The Class C Preferred Stock is entitled to a liquidation preference of $10.00 per share, which preference is payable pari passu with the liquidation preference payable to holders of the Series A Preferred Stock and Class B Preferred Stock. Each share of Class C Preferred Stock is convertible into shares of Common Stock at the greater of $3.00 per share or 75% of the average closing bid price of the common stock for the five trading days prior to issuance. The Class C Preferred Stock is also automatically convertible into Common Stock at the closing of any future public offering of the Company's securities.

         The Company has no present intent to issue shares of Class A, Class B or C Preferred Stock. The future issuance of any Preferred Stock could dilute the ownership of the Company by its Common Stock holders, and could be used to inhibit a hostile takeover of the Company.

Shares Eligible for Future Sale

         As of May 7, 1999, there were 13,897,062 shares of Common Stock issued and outstanding. Of such shares, (i) 6,300,313 shares currently comprise the public float, and (ii) the balance of 7,596,749 shares are "restricted securities which may be sold in compliance with Rule 144. In general, Rule 144 permits a shareholder of the Company who has beneficially owned restricted shares of Common Stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding the greater of one percent of the then outstanding shares of Common Stock or, for exchange-listed shares, the average weekly trading volume during the four calendar weeks preceding the sale, assuming compliance by the Company with certain reporting requirements. Furthermore, if such shares are held for at least two years by a person not affiliated with the Company (in general, a person who is not an executive officer, director or principal shareholder of the Company during the three month period prior to resale), such restricted shares can be sold without any volume limitation.

         The public sale of shares, under Rule 144 or pursuant to the Registration Statement, can be expected to have a depressive effect on the market price of the Company's Common Stock.

NASD OTC Bulletin Board

         The Company's Common Stock is traded on the NASD Over the Counter Bulletin Board under the symbol "HMSK". As such, the Company's Common Stock is covered by a Securities and Exchange Commission ("SEC") rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently,the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers of Shares to resell them. In the event the Company's Common Stock becomes listed on Nasdaq, broker-dealers may be exempt from compliance with the SEC rule. So long as the Company's net tangible assets remain in excess of $2,000,000, an exemption from the rule will also continue in effect.

Transfer Agent

         The transfer agent and registrar for the securities of the Company is Atlas Stock Transfer Company, 5899 South State Street, Salt Lake City, Utah 84107, telephone number (801) 266-7151.


                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB, for the fiscal year ended June 30, 1998, have been audited by Albright, Persing & Associates, Ltd., Independent Certified Public Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Albright, Persing & Associates, Ltd., pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Nevada General Corporation Law (the "Corporation Law") permits the indemnification of directors, employees, officers and agents of Nevada corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Law.

         The Articles of Incorporation and Bylaws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the Corporation Law.

         The above indemnification provisions notwithstanding, the Company is aware that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE
-------           ---------------------------------------

                  (a) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998.

                  (b) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.

                  (c) Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

                  (d) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

         All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, HomeSeekers.com, Incorporated, 2241 Park Place, Suite E, Minden, Nevada 89423.

ITEM 4.           DESCRIPTION OF SECURITIES
-------           -------------------------

         The class of securities to be offered hereby is registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL
-------           --------------------------------------

                  Not Applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS
-------           -----------------------------------------

         Section 78.751 of the Nevada General Corporation Law, provides as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper under the circumstances. The determination must be made:

                      (a) By the stockholders;

                      (b) By the board of Directors by majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding;

                      (c) If a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                      (d) If a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than Directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                  (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any Director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                  (b) Continues for a person who has ceased to be a Director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         Article IX of the Company's Revised Bylaws provides as follows:

         Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such Directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of Shareholders, provision of law or otherwise, as well as their rights under this Article.

         The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

         The indemnification provisions above provided shall include, but not be limited to, reimbursement of all fees, including amounts paid in settlement and attorneys' fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit if such party to be indemnified acted in good faith and in a matter reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification may not be made for any claim, issue or matter as to which the person claiming after exhaustion of all appeals therefrom to be liable to the Corporation or for amounts paid in settlement to the Corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

         The Company has obtained officers and directors liability insurance with an aggregate coverage of $3,000,000.

         The above indemnification provisions notwithstanding, the Company is aware that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED
-------           -----------------------------------

         Inasmuch as the employees, executives, directors and consultants who received the Shares of the Company will be either knowledgeable, sophisticated or have access to comprehensive information relevant to the Company, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act. Alternatively, the Company will rely upon the exemptions afforded by Regulation D under the Act. As a condition precedent to option grants, security holders were required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Registrant.

ITEM 8.           EXHIBITS
-------           --------

Exhibit                            Description
-------                            -----------

4(a)                       HomeSeekers.com, Incorporated Amended and Restated
                           1996 Stock Option Plan

(5)                        Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
                           relating to the issuance of shares of Common Stock pursuant to the HomeSeekers.com, Incorporated Amended and Restated 1996 Stock Option Plan and the Option Agreements with Executive Employees

(24.1)                     Consent of Atlas, Pearlman, Trop & Borkson, P.A.
                           (included in the opinion filed as Exhibit (5) hereto)

(24.2)                     Consent of independent certified public accountants


ITEM 9.           UNDERTAKINGS
-------           ------------

         (1) The undersigned Registrant hereby undertakes:

           (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minden and the State of Nevada, on the 7th day of May 1999.

                                            HOMESEEKERS.COM, INCORPORATED


                                            By: /s/ GREG JOHNSON
                                            ------------------------------
                                            Greg Johnson
                                            Chairman and Chief Executive
                                            Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                            TITLE                                              DATE
---------                                            -----                                              ----
/s/ GREG JOHNSON                                     Chairman of the Board, Chief                  May 7, 1999
-------------------------                            Executive Officer and Director
Greg Johnson                                         (Principal Executive Officer)


/s/ JOHN GIAIMO                                      President, Chief Operating                    May 7, 1999
-------------------------                            Officer and Director
John Giaimo

/s/ DOUG SWANSON                                     Vice Chairman of the Board,                   May 7, 1999
-------------------------                            Executive Vice President and
Doug Swanson                                         Director



/s/ SCOTT BERRY                                      Chief Financial Officer (Principal            May 7, 1999
-------------------------                            Financial and Accounting Officer)
Scott Berry


/s/ LARRY ROSS                                       Vice President - Marketing                    May 7, 1999
-------------------------
Larry Ross

/s/ BRADLEY N. ROTTER                                Director                                      May 7, 1999
-------------------------
Bradley N. Rotter

/s/ DAVID HOLMES                                     Director                                      May 7, 1999
-------------------------
David Holmes


                                  EXHIBIT INDEX

                          HOMESEEKERS.COM, INCORPORATED
                          -----------------------------


EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------

4(a)                     HomeSeekers.com, Incorporated Amended
                         and Restated 1996 Stock Option Plan

(5)                      Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
                         relating to the issuance of shares of Common
                         Stock pursuant to the HomeSeekers.com,
                         Incorporated Amended and Restated 1996
                         Stock Option Plan

(24.1)                   Consent of Atlas, Pearlman, Trop & Borkson, P.A.
                         (included in the opinion filed as Exhibit (5) hereto).

(24.2)                   Consent of independent certified public accountants